Exhibit 99.1

FOR RELEASE: Tuesday, October 13, 2015

Berkeley Heights, NJ

October 13, 2015

AUTHENTIDATE ANNOUNCES FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

Company Provides Update on Proposed Transaction with AEON Clinical Laboratories

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based revenue cycle management applications and telehealth products and services for healthcare organizations, today announced financial results for the fourth quarter and full-year periods ended June 30, 2015. In addition, the company announced that due diligence related to its combination with AEON Clinical Laboratories continues to progress, and cross selling between AEON’s clinical solutions and Authentidate’s telehealth delivery solutions is continuing.

Ian Bonnet, Chief Executive Officer of Authentidate, stated, “Efforts to advance the planned merger with AEON continue and we are pleased with our progress to date. Bringing these two companies together is expected to increase our market opportunities while providing our customers with an expanded product set to support their patients’ healthcare management needs. Under our first joint solution for Houston Clinics, Palm Recovery, a sister company of AEON, will be equipped to provide mental health and drug and alcohol rehabilitation services utilizing video chat from a computer and our web-based telehealth application. We also recently announced that we are partnering with AEON to nationally launch Cancer Detect Profile®, a 38-gene cancer genetic test coupled with telehealth-based genetic counseling for the prescribing physicians. AEON’s genetic counselors will provide counseling to prescribing physicians utilizing video chat from the clinician’s computer and our web-based telehealth application and reporting from our telehealth solution.”

“We have also been diligently working to more directly align our business with the commercial healthcare market over the last few months,” continued Bonnet. “As a result, we have implemented a number of changes to our business plan with the ultimate goal to increase revenues and positive cash flow from operations, including a recalibration of marketing and sales efforts that have already resulted in growth from existing customers and sales to new customers. These changes include cost reductions from reducing our workforce and use of consultants that we made in the third quarter of fiscal 2015 and additional workforce reductions through August 31, 2015. These reductions are expected to reduce operating expenses by approximately $4.2 million on an annualized basis. We have also taken actions to realign our data center operations for an expected annualized cost reduction of $203,000 and have executed an agreement with our landlord to relocate our corporate offices, which is expected to result in annualized savings of $372,000.”

Mr. Bonnet concluded, “The synergies we expect to achieve from our business combination and our restructuring efforts will come in the form of cost reductions as well as an expanded product line-up to be made available to a broader base of customers. We believe the AEON combination represents a significant opportunity for our shareholders and we are excited about the future prospects for the combined business.”

Conference Call Details

Management will schedule a conference call upon completing the definitive merger agreement with AEON Clinical Laboratories. Details regarding the conference call will be provided at that time.

For additional information about this transaction, please refer to the company’s filings with the SEC at www.sec.gov/edgar.shtml

Fourth Quarter Financial Results

Revenues for the quarter ended June 30, 2015 were $521,000 compared to $1.1 million for the prior year period. The decrease in revenues for the quarter is due primarily to lower telehealth equipment sales and service revenues and lower transaction volumes from our hosted software services.

Operating loss for the quarter ended June 30, 2015 was $2.1 million compared to $2.1 million for the prior year period. Net loss for the quarter was $3.1 million, or $0.08 per share, compared to $2.1 million, or $0.06 per share, for the prior year period. These results reflect higher legal and inventory adjustment expenses which offset lower selling expenses and other savings and do not give full effect to the impact of our recent work force reductions and other cost-savings measures implemented beginning in March 2015. These results also reflect higher non-cash expenses for debt extinguishment and debt discount amortization expenses.

Year-to-Date Financial Results

Revenues for the twelve months ended June 30, 2015 were $3.7 million compared to $5.6 million for the prior year period. The decrease in revenues for the period is due primarily to lower telehealth equipment sales and lower transaction volumes from our hosted software services.

Operating loss for the twelve months ended June 30, 2015 was $8.7 million compared to $7.1 million for the prior year period. Net loss for the twelve month period was $9.7 million, or $0.25 per share, compared to $7.1 million, or $0.26 per share, for the prior year period. These results reflect the same trends as the quarter and higher personnel, severance and consulting expenses for the period prior to our cost-savings measures. The prior year period also includes a state payroll tax credit of approximately $175,000 which reduced SG&A expenses for the prior year period.

Balance Sheet

As of June 30, 2015 cash and cash equivalents were approximately $247,000. Following the end of the quarter, we have extended the term of certain short-term notes and added new short-term debt financing resulting in gross proceeds of approximately $1.2 million.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based revenue cycle management applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

- Financial Tables Follow -

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	June 30,
( in thousands, except per share data )	2015	2014
Assets
Current assets
Cash and cash equivalents	$247	$1,084
Restricted cash	256	256
Marketable securities	—	210
Accounts receivable, net	274	508
Inventory, net	603	2,937
Prepaid expenses and other current assets	222	259

Total current assets	1,602	5,254
Property and equipment, net	301	448
Other assets
Licenses, net	1,904	1,933
Other assets, net	356	593

Total assets	$4,163	$8,228

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$2,109	$2,806
Notes payable, net of unamortized discount	2,150	—
Warrant liability	214	—
Deferred revenue	67	78

Total current liabilities	4,540	2,884
Long-term deferred revenue	88	126

Total liabilities	4,628	3,010

Commitments and contingencies
Shareholders’ (deficit) equity
Preferred stock, $.10 par value; 5,000 shares authorized, Series B, 28 shares and Series D, 665 shares issued and outstanding on June 30, 2015 and 2014, respectively	69	69
Common stock, $.001 par value; 190,000 shares authorized, 42,116 and 38,511 shares issued and outstanding on June 30, 2015 and 2014, respectively	42	39
Additional paid-in capital	205,909	201,492
Accumulated deficit	(206,485)	(196,382)

Total shareholders’ (deficit) equity	(465)	5,218

Total liabilities and shareholders’ (deficit) equity	$4,163	$8,228

- More -

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Quarterly Information is Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
(in thousands, except per share data)	2015	2014	2015	2014
Revenues
Hosted software services	$469	$519	$1,928	$2,239
Telehealth products and services	52	551	1,761	3,317

Total revenues	521	1,070	3,689	5,556
Operating expenses
Cost of revenues	214	687	1,877	3,759
Selling, general and administrative	1,944	1,969	8,379	7,040
Product development	131	328	1,180	1,108
Depreciation and amortization	360	197	959	766

Total operating expenses	2,649	3,181	12,395	12,673

Operating loss	(2,128)	(2,111)	(8,706)	(7,117)
Other (expense) income, net	(924)	—	(994)	(26)

Net loss	$(3,052)	$(2,111)	$(9,700)	$(7,143)

Basic and diluted loss per common share	$(0.08)	$(0.06)	$(0.25)	$(0.26)

Comprehensive operations
Net loss	$(3,052)	$(2,111)	$(9,700)	$(7,143)

Comprehensive loss	$(3,052)	$(2,111)	$(9,700)	$(7,143)

###